EXHIBIT 2.1

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of the 8th day of July, 2010

BETWEEN:

INTERNATIONAL TOWER HILL MINES LTD., a company duly incorporated under the laws of British Columbia, having its head office at Suite 1920, 1188 West Georgia Street, Vancouver, British Columbia  V6E 4A2

(hereinafter referred to as the “Company”)

AND:

CORVUS GOLD INC., a company duly incorporated under the laws of British Columbia, having its head office at Suite 1920, 1188 West Georgia Street, Vancouver, British Columbia  V6E 4A2

(hereinafter referred to as “Corvus”)

WHEREAS:

A.	Corvus is a wholly-owned subsidiary of the Company.

B.
The Company wishes to carry out a reorganization of the Company’s business and a reorganization of the capital of the Company, all pursuant to the Plan of Arrangement (as hereinafter defined) and on the terms and conditions set out in this Agreement.

C.
In contemplation of the reorganization of the Company’s business, the Company and Corvus have entered into the Talon Nevada Purchase Agreement and intend to enter into the Corvus Subscription Agreement and Raven Gold Subscription Agreement (each as hereinafter defined) and Raven Gold and Talon Alaska (each as hereinafter defined) have entered into the Alaska Purchase Agreement (as hereinafter defined), whereby, among other things, Corvus will acquire the Transferred Assets (as hereinafter defined), directly or indirectly.

D.
In contemplation of the reorganization of the capital of the Company, the Company will amend its authorized share structure to create the New Common Shares (as hereinafter defined) and will redesignate the existing common shares as described in the Plan of Arrangement.

E.
To complete the reorganization of the capital of the Company and the reorganization of the Company’s business, the Company will distribute the Corvus Common Shares to the shareholders of the Company by way of a reduction of the Company’s capital and the shareholders of the Company will exchange their existing common shares for New Common Shares, all pursuant to the Plan of Arrangement with the result that the shareholders of the Company (other than dissenting shareholders) will become shareholders of Corvus and have the same percentage shareholding in each of the Company and Corvus at the Effective Time of the Arrangement (as hereinafter defined) and Corvus will own the Transferred Assets, directly or indirectly, which will include the Spin-Off Alaska Assets, Talon Nevada and the North Bullfrog Project.

F.	The Company proposes to have the Shareholders consider the Arrangement on the terms set forth in the Plan of Arrangement.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement including the recitals hereto the words and terms set out below have the following meanings:

“1933 Act” means the United States Securities Act of 1933, as amended, and rules and regulations promulgated thereunder;

“Act” means the Business Corporations Act (British Columbia) S.B.C. 2002, c.57, as amended;

“Adjustment Measurement Date” means the date which is five trading days following the date on which the Corvus Common Shares commence trading on the TSX, or such other applicable stock exchange;

“Agreement” means this arrangement agreement, including the appendices attached hereto, as supplemented or amended from time to time;

“Alaska Purchase Agreement” means the purchase and sale agreement entered into by and between Talon Alaska and Raven Gold dated July 8, 2010 pursuant to which Talon Alaska has agreed, among other things, to transfer the Spin-Off Alaska Assets to Raven Gold for the purchase price of CAD 8.5 million;

“Arrangement” means an arrangement to be effected under the provisions of section 288 of the Act, on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with this Agreement, the Plan of Arrangement or at the direction of the Court;

“Business Day” means any day, other than a Saturday or a Sunday, when Canadian chartered banks are open for business in the City of Vancouver, British Columbia;

“Common Shares” means the common shares in the capital of the Company which the Company is authorized to issue as of the date hereof;

“Corvus” means Corvus Gold Inc., a company incorporated under the laws of British Columbia;

“Corvus Common Shares” means the common shares in the capital of Corvus which Corvus is authorized to issue as of the date hereof;

“Corvus Subscription Agreement” means the subscription agreement to be entered into by the Company with Corvus for the issuance of Corvus Common Shares to the Company from treasury for the issue price of CAD 14.8 million;

“Court” means the Supreme Court of British Columbia;

“Dissenting Shareholders” means Shareholders who have properly exercised their rights of dissent pursuant to Article 4 or the Plan of Arrangement;

“Effective Date” means the date on which a certified copy of the Final Order with the Plan of Arrangement and such other documents as are required to be filed under the Act to give effect to the Arrangement have been accepted for filing under section 292 of the Act by the Registrar;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement;

“Information Circular” means the management information circular of the Company to be prepared and sent to the Shareholders in connection with the Meeting, and any supplements thereto;

“Interim Order” means the order of the Court made pursuant to the petition therefore contemplated by section 2.4.1 hereof;

“ITA” means the Income Tax Act (Canada), as amended;

“Meeting” means the special meeting of the Shareholders to be held to consider, among other matters, the Arrangement, and any adjournment or postponement thereof;

“New Common Shares” means the new class of common shares which will be created and added to the authorized share structure of the Company and which the Company will be authorized to issue on and after the Effective Date;

“North Bullfrog Project” means the Company’s North Bullfrog gold project located in Nevada and held by Talon Nevada;

“Option Plan” means the stock option plan of the Company dated August, 2006 and initially approved by shareholders on September 22, 2006, as amended;

“Optionholders” means the holders of the Options;

“Options” means the options of the Company to purchase Common Shares granted pursuant to the Option Plan;

“Party” means a party to this Agreement and “Parties” means all of the parties to this Agreement;

“Person” means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator, or other legal personal representative, or governmental entity or agency, however designated or constituted;

“Plan of Arrangement” means the plan of arrangement that is attached as Schedule “A” hereto and any amendment or variation thereto;

“Raven Gold” means Raven Gold Alaska Inc., a corporation incorporated under the laws of Alaska;

“Raven Gold Subscription Agreement” means the subscription agreement to be entered into by Corvus with Raven Gold for the issuance of one Common Share of Raven Gold to Corvus from treasury for the issue price of CAD 8.5 million;

“Registrar” means the Registrar of Companies appointed under section 400 of the Act;

“Securityholders” means, collectively, the Shareholders, Optionholders and Warrantholders;

“Shareholders” means the holders of the Common Shares;

“Special Resolution” means a resolution passed by a majority of not less than two-thirds of the votes cast by Shareholders in respect of such resolution at the Meeting;

“Spin-Off Alaska Assets” means, the assets comprising the “Talon Interest” as such term is defined in the Alaska Purchase Agreement, which for greater certainty includes the West Pogo, Chisna, Terra and LMS Projects;

“Talon Alaska” means Talon Gold Alaska, Inc., a corporation incorporated under the laws of Alaska;

“Talon Nevada” means Talon Gold Nevada, Inc., a corporation incorporated under the laws of Nevada;

“Talon Nevada Purchase Agreement” means the purchase and sale agreement entered into by and between the Company and Corvus dated July 8, 2010 pursuant to which the Company shall agree, among other things, to transfer to Corvus all of the shares of Talon Nevada;

“Transferred Assets” has the meaning assigned to that term in the Plan of Arrangement;

“TSX” means the Toronto Stock Exchange;

“Warrantholders” means the holders of the Warrants;

“Warrants” means the share purchase warrants of the Company exercisable to acquire Common Shares that are outstanding immediately prior to the Effective Time; and

“Working Capital Amount” means the approximately CAD 3.3 million to be retained by Corvus pursuant to the Arrangement from the proceeds of the Corvus Subscription Agreement.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof’, and “hereunder” and similar expressions refer to this Agreement (including any exhibits and schedules hereto) and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Numbers, Et Cetera

Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the use of any gender shall include both genders; and words importing persons shall include firms, corporations, trusts and partnerships.

1.4	Dates for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day at such place, unless otherwise agreed to.

1.5	Entire Agreement

This Agreement, together with the exhibits, schedules, agreements and other documents herein or therein referred to, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter hereof.

1.6	Currency

All sums of money, which are referred to in this Agreement, are expressed in lawful money of Canada unless otherwise specified.

1.7	Schedules

The following Schedules are attached hereto and form a part hereof:

Schedule “A” - Plan of Arrangement

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement

The Company and Corvus agree to effect the Arrangement on the terms and subject to the conditions contained in this Agreement and on the terms set forth in the Plan of Arrangement.

2.2	Effective Date of Arrangement

The Arrangement shall become effective in the order set out in the Plan of Arrangement commencing at the Effective Time on the Effective Date.

2.3	Commitment to Effect Arrangement

Subject to the satisfaction of the terms and conditions contained in this Agreement, the Company and Corvus shall each use all reasonable efforts and do all things reasonably required to cause the Arrangement to become effective on the Effective Date.  Without limiting the generality of the foregoing, the Parties shall proceed forthwith to apply for the Interim Order and, upon obtainment thereof, the Company shall hold the Meeting and mail the Information Circular to the Shareholders.

2.4	Court Approvals

2.4.1	As soon as is reasonably practicable after the date of execution of this Agreement, the Company shall:

(a)
file, proceed with and diligently prosecute an application to the Court for the Interim Order, providing for, among other things, the calling and holding of the Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement; and

(b)
subject to obtaining the approvals as contemplated by the Interim Order (including the approval of the Special Resolution by the Shareholders) and as may be directed by the Court in the Interim Order, file, proceed with and diligently prosecute an application for the Final Order which application shall be in form and substance satisfactory to the parties hereto.

2.4.2
The notice to the Court and related materials for the applications referred to in this section shall be in a form satisfactory to the Company and Corvus prior to filing, and in the case of the application to the Court for the Interim Order, shall inform the Court that, based on the Court’s determination of the fairness of the Plan of Arrangement, the Company will rely on section 3(a)(10) of the 1933 Act for an exemption from the 1933 Act registration requirements with respect to the securities to be issued under the Plan of Arrangement.  In order to ensure the availability of such exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be required to satisfy itself as to the fairness of the Arrangement to the Securityholders subject to the Arrangement;

(c)	the Final Order will expressly state that the Arrangement is approved by the Court as being fair to the Securityholders to whom securities will be issued;

(d)
the Company will ensure that each Securityholder will be given adequate and timely notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)
the Securityholders will be advised that the securities issued in the Arrangement have not been registered under the 1933 Act and will be issued by the Company and Corvus in reliance on the exemption from the registration requirements of the 1933 Act provided by section 3(a)(10) of the 1933 Act and may be subject to restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the 1933 Act with respect to affiliates of the Company and Corvus after the Effective Time or within 90 days prior to the Effective Time;

(f)
the Interim Order will specify that each Securityholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as such Securityholder files and delivers an appearance within a reasonable time; and

(g)	the Final Order shall include a statement substantially to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of the Company and Corvus, pursuant to or in connection with the Plan of Arrangement.”

2.5	Filing with Registrar

Subject to the rights of termination contained in Article 4 hereof, upon the Shareholders approving the Arrangement by Special Resolution in accordance with the provisions of the Interim Order, as applicable, and the Act, the Company obtaining the Final Order, and the other conditions contained in Article 3 hereof being complied with or waived, the Company shall make the filings with the Registrar pursuant to section 292 of the Act as necessary to effect the Arrangement.

2.6	Post-Effective Time Exercise of Warrants

(a)
Corvus acknowledges and agrees that, pursuant to the Arrangement, from and after the Effective Time it shall be obligated to issue Corvus Common Shares to Warrantholders, as the case may be, upon the exercise of Warrants.

(b)
After the Effective Time, on exercise of a Warrant, the Company shall deliver to Corvus an exercise notice (an “Exercise Notice”) which sets out the number of Warrants being exercised and the name and registration particulars for the Warrantholder that is exercising Warrants and will pay to Corvus a portion of the exercise price in respect of each Warrant (other than a Warrant that would result in the issuance of a fractional Corvus Share) equal to the exercise price of the Warrant immediately prior to the Effective Time multiplied by the fraction A/B where:

(i)	“A” is the volume weighted average trading price of the Corvus Common Shares for the five trading days preceding the Adjustment Measurement Date; and

(ii)
“B” is the volume weighted average trading price of the Corvus Common Shares plus the volume weighted average trading price of the New Common Shares for the five trading days preceding the Adjustment Measurement Date, any or such other price as the TSX, or other applicable stock exchange, may require (the “Corvus Exercise Price”).

(c)
As soon as reasonably possible after receipt of a completed Exercise Notice and the Corvus Exercise Price, Corvus shall issue and deliver, or cause to be issued or delivered to the Company, Corvus Common Share certificates registered as directed in the Exercise Notice representing the number of Corvus Common Shares to which the Warrantholder is entitled under the Plan of Arrangement.

(d)	Upon the reasonable request by Corvus, the Company shall provide to Corvus an up to date list of the outstanding Warrants for which Corvus Common Shares are issuable hereunder.

2.7	Post-Effective Time Corvus Property Agreement

(a)
The Company acknowledges and agrees that, from time to time after the Effective Date, Corvus, or a subsidiary of Corvus, may be required to deliver New Common Shares to the lessors under that certain Mining Lease and Option to Purchase dated effective December 1, 2007 made and entered into by and among the Brian L. Greenspun Family Limited Partnership, the Daniel A. Greenspun and Robin S. Greenspun Family Limited Partnership, the Susan Greenspun-Fine Family Limited Partnership and the Jane Greenspun Gale Family Limited Partnership, as lessors, Talon Nevada, as lessee, and the Company (the “Mayflower Lease”).

(b)
The Company agrees that it shall issue and deliver New Common Shares, registered and delivered as directed by Corvus or a subsidiary of Corvus, as soon as reasonably possible after receipt from Corvus or a subsidiary of Corvus of written notice providing the number of New Corvus Shares to be issued and the registration particulars for such shares together with the purchase price per New Common Share equal to the volume weighted average trading price of the New Common Shares for the five trading dates preceding the date on which the notice and purchase price were delivered to the Company, or such other price as the TSX, or other applicable stock exchange may require.

(c)
Any New Common Shares which may be issued by the Company pursuant to this subsection 2.7, shall be subject to adjustment in accordance with the terms of the Mayflower Lease, and the Company shall not effect any transaction that would result in the succession of the Company unless prior to, or simultaneously with the consummation thereof, the entity succeeding the Company agrees in writing to be bound by and will comply with this subsection 2.7.

2.8	Supplementary Actions

Both the Company and Corvus shall be required to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required to further document or evidence any of the transactions or events required in connection with the Arrangement, including without limitation, any resolutions of directors authorizing the issue, distribution, exchange, transfer, redemption or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares and any receipt therefore, any promissory notes and receipts therefore, any necessary addition to or deletions from share registers or other registers whether before or after the Effective Date and shall cooperate with each other after the Effective Date as necessary to achieve the objectives of the Arrangement.  Upon the Arrangement becoming effective, the Company and Corvus shall exchange such other documents as may be necessary or desirable in connection with the completion of the transactions contemplated by this Agreement and the Plan of Arrangement.

ARTICLE 3
CONDITIONS

3.1	Mutual Conditions Precedent

The respective obligations of each Party hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

(a)	the Interim Order and the Final Order shall have been obtained in form and substance satisfactory to the Company and Corvus;

(b)
the Arrangement, with or without amendment, shall have been approved at the Meeting in accordance with the Interim Order and by the requisite majority of the votes cast by the Shareholders thereon at the Meeting;

(c)
the TSX shall have received notice of the Arrangement in accordance with their rules and policies, and shall have no objection to the Arrangement as of the Effective Date and, if required, the TSX shall have conditionally approved the listing of the New Common Shares to be issued pursuant to the Arrangement

(including the New Common Shares which as a result of the Arrangement are issuable on the exercise of the Options and Warrants), subject to the usual requirements of the TSX;

(d)
the TSX, or such other recognized stock exchange acceptable to Corvus, shall have conditionally approved the listing of the Corvus Common Shares issuable under the Arrangement (including the Corvus Common Shares which as a result of the Arrangement are issuable on the exercise of the Warrants), subject to compliance with the requirements of the TSX or such other stock exchange;

(e)
the conditions precedent, other than any conditions related to the completion of the transactions contemplated under this Agreement, contained in the Alaska Purchase Agreement, Talon Nevada Purchase Agreement, Corvus Subscription Agreement and Raven Gold Subscription Agreement shall have been satisfied or waived;

(f)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement;

(g)
all material regulatory requirements shall have been complied with and all governmental, court, regulatory, third person and other approvals, consents, expiry of waiting periods, waivers, permits, exemptions, orders and agreements and all amendments and modifications to, and terminations of, agreements, indentures and arrangements considered by the Company to be necessary or desirable for the completion of the transactions provided for in this Agreement and the Arrangement to become effective and for the transfer of the Transferred Assets to Corvus, shall have been obtained or received on terms that are satisfactory to the Company and Corvus;

(h)
none of the consents, orders, regulations or approvals contemplated herein shall contain conditions or require undertakings or security deemed unsatisfactory or unacceptable by the Company or Corvus, acting reasonably;

(i)	dissent rights shall not have been exercised prior to the Effective Date by holders of 3% or more of the Common Shares; and

(j)	this Agreement shall not have been terminated under Article 4.

3.2	Merger of Conditions

The conditions set out in section 3.1 shall be deemed conclusively to have been satisfied, waived or released at the Effective Time.

ARTICLE 4
AMENDMENT AND TERMINATION

4.1	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before and after the holding of the Meeting but not, except as provided in the Plan of Arrangement, later than the Effective Time, be amended by written agreement of the Parties without, subject to any restrictions under applicable law or contained in the Final Order, further notice to or authorization on the part of the Securityholders for any reason whatsoever.

4.2	Termination

This Agreement may, at any time before or after the holding of the Meeting but no later than the Effective Time, be terminated by resolution of the board of directors of the Company without further notice to, or action on the part of, its shareholders and nothing expressed or implied herein or in the Plan of Arrangement shall be construed as fettering the absolute discretion by the board of directors of the Company to elect to terminate this Agreement and discontinue efforts to effect the Arrangement for whatever reasons it may consider appropriate.

4.3	Effect of Termination

Upon termination of this Agreement, no Party shall have any liability or further obligation to any other Party hereunder.

ARTICLE 5
GENERAL

5.1	Assignment

No Party may assign its rights or obligations under this Agreement or the Arrangement without the prior written consent of the other Party.

5.2	Expenses of the Arrangement

The Company will pay the costs, fees and expenses of the Arrangement incurred up to and including the Effective Date, and thereafter each Party will pay their respective costs, fees and expenses.

5.3	Notices

All notices which may be or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by facsimile, in each case to the attention of a senior officer at the addresses set forth on the first page hereof or at such other addresses as shall be specified by the Parties by like notice from time to time.  Any notice so delivered shall be deemed to be delivered on the date of delivery to such address if delivered on a Business Day prior to 5:00 p m (local time at the place of receipt) or on the next Business Day if delivered after 5:00 p m or on a non-Business Day.

5.4	Severable

If any provision of this Agreement is determined to be void or unenforceable in whole or in part, such void or unenforceable provision shall not affect or impair the validity of any other provision of the Agreement and shall be severable from this Agreement.

5.5	Binding Effect

This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

5.6	Waiver

Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting the same.

5.7	Time of the Essence

Time is of the essence of this Agreement.

5.8	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

[Remainder of page left blank intentionally]

5.9	Counterparts

This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written.

INTERNATIONAL TOWER HILL MINES LTD. Per: (signed) Lawrence Talbot Authorized Signatory

CORVUS GOLD INC. Per: (signed) Lawrence Talbot Authorized Signatory

SCHEDULE “A”

TO THE ARRANGEMENT AGREEMENT DATED
JULY 8, 2010 BETWEEN INTERNATIONAL TOWER HILL MINES LTD.
AND CORVUS GOLD INC.

PLAN OF ARRANGEMENT UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith:

“Act” means the Business Corporations Act (British Columbia) S.B.C. 2002, c.57, as amended;

“Alaska Purchase Agreement” means the purchase and sale agreement entered into by and between Talon Alaska and Raven Gold dated July 8 2010 pursuant to which Talon Alaska has agreed, among other things, to transfer the Spin-Off Alaska Assets to Raven Gold for the purchase price of CAD 8.5 million;

“Arrangement” means an arrangement to be effected under the provisions of section 288 of the Act, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the Arrangement Agreement, this Plan of Arrangement or at the direction of the Court;

“Arrangement Agreement” means the Arrangement Agreement dated July 8, 2010 between the Company and Corvus, including the Schedules thereto, as supplemented or amended from time to time;

“Business Day” means any day, other than a Saturday or a Sunday, when Canadian chartered banks are open for business in the City of Vancouver, British Columbia;

“Chisna Project” means the Company’s Chisna copper-gold project located in Alaska and held by Talon Alaska;

“Class A Shares” means the new class of Common Shares after they are redesignated as “Class A Shares” of the Company at the Effective Time pursuant to the terms of this Plan of Arrangement;

“Common Shares” means the common shares in the capital of the Company prior to the Effective Time;

“Company” means International Tower Hill Mines Ltd., a company incorporated under the laws of British Columbia;

“Corvus” means Corvus Gold Inc., a company incorporated under the laws of British Columbia;

“Corvus Common Shares” means the common shares in the capital of Corvus which Corvus is authorized to issue as of the date hereof;

“Corvus Subscription Agreement” means the subscription agreement to be entered into by the Company with Corvus for the issuance of Corvus Common Shares to the Company from treasury for the issue price of CAD 14.8 million;

“Court” means the Supreme Court of British Columbia;

“Depositary” means Computershare Investor Services Inc., the depositary appointed by the Company and Corvus for the purpose of, among other things, delivering certificates representing New Common Shares and Corvus Common Shares in connection with the Arrangement;

“Dissenting Shareholders” means Shareholders who have properly exercised their rights of dissent pursuant to Article 4 of this Plan of Arrangement;

“Effective Date” means the date on which a certified copy of the Final Order with the Plan of Arrangement and such other documents as are required to be filed under the Act to give effect to the Arrangement have been accepted for filing under section 292 of the Act by the Registrar;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement;

“Information Circular” means the management information circular of the Company to be prepared and sent to the Shareholders, Optionholders and Warrantholders in connection with the Meeting, and any supplements thereto;

“LMS Project” means the Company’s LMS gold project located in Alaska and held by Talon Alaska;

“Meeting” means the special meeting of the Shareholders to be held to consider, among other matters, the Arrangement, and any adjournment or postponement thereof;

“New Common Shares” means the new class of common shares which will be created and added to the authorized share structure of the Company and which the Company will be authorized to issue on and after the Effective Time;

“North Bullfrog Project” means the Company’s North Bullfrog gold project located in Nevada and held by Talon Nevada;

“Option Plan” means the stock option plan of the Company dated August, 2006 and initially approved by shareholders on September 22, 2006, as amended;

“Optionholders” means the holders of the Options;

“Options” means the share purchase options of the Company granted pursuant to the Option Plan exercisable to acquire Common Shares that are outstanding immediately prior to the Effective Time;

“Person” means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation, with or without share capital, unincorporated association, trust, trustee, executor, administrator, or other legal personal representative, or governmental entity or agency, however designated or constituted;

“Plan of Arrangement” means this plan of arrangement and any amendment or variation hereto made in accordance with section 4.1 of the Arrangement Agreement;

“Raven Gold” means Raven Gold Alaska Inc., a corporation incorporated under the laws of Alaska;

“Raven Subscription Agreement” means the subscription agreement to be entered into by Corvus with Raven Gold for the issuance of one common share of Raven Gold to Corvus from treasury for the issue price of CAD 8.5 million;

“Registrar” means the Registrar of Companies appointed under section 400 of the Act;

“Rights” means the rights of the Company issued pursuant to the Shareholder Rights Plan;

“Securityholders” means, collectively, the Shareholders, Optionholders and Warrantholders;

“Shareholder” or “holder of shares” means a registered or beneficial holder of Common Shares on the Effective Date;

“Shareholder Rights Plan” means the shareholder rights plan of the Company dated as of August 26, 2009;

“Spin-Off Alaska Assets” means, the assets comprising the “Talon Interest” as such term is defined in the Alaska Purchase Agreement, which for greater certainty includes the interest of Talon in the West Pogo, Chisna, Terra and LMS Projects;

“Step (c)” has the meaning assigned to that term in section 3.1(c) of this Plan of Arrangement;

“Step (d)” has the meaning assigned to that term in section 3.1(d) of this Plan of Arrangement;

“Step (e)” has the meaning assigned to that term in section 3.1(e) of this Plan of Arrangement;

“Step (f)” has the meaning assigned to that term in section 3.1(f) of this Plan of Arrangement;

“Step (g)” has the meaning assigned to that term in section 3.1(g) of this Plan of Arrangement;

“Step (n)” has the meaning assigned to that term in section 3.1(n) of this Plan of Arrangement;

“Step (o)” has the meaning assigned to that term in section 3.1(o) of this Plan of Arrangement;

“Step (p)” has the meaning assigned to that term in section 3.1(p) of this Plan of Arrangement;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Talon Alaska” means Talon Gold Alaska, Inc., a corporation incorporated under the laws of Alaska;

“Talon Nevada” means Talon Gold Nevada, Inc., a corporation incorporated under the laws of Nevada and holder of the North Bullfrog Project;

“Talon Nevada Purchase Agreement” means the purchase and sale agreement entered into by and between the Company and Corvus dated July 8 2010 pursuant to which the Company shall agree, among other things, to transfer to Corvus all of the shares of Talon Nevada;

“Terra Project” means the Company’s Terra gold-silver project located in Alaska and held by Talon Alaska;

“Transferred Assets” means the property listed in Appendix “1” attached hereto;

“TSX” means the Toronto Stock Exchange;

“Warrantholders” means the holders of the Warrants;

“Warrants” means the share purchase warrants of the Company exercisable to acquire Common Shares that are outstanding immediately prior to the Effective Time;

“West Pogo Project” means the Company’s West Pogo gold project located in Alaska and held by Talon Alaska; and

“Working Capital Amount” means the approximately CAD 3.3 million to be retained by Corvus pursuant to the Arrangement from the proceeds of the Corvus Subscription Agreement.

1.2	Headings

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.  The terms “this Plan of Arrangement”, “hereof’ and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article or Section hereof and include any agreement or instrument supplemental therewith, references herein to Articles and Sections are to Articles and Sections of this Plan of Arrangement.

1.3	Number and Gender

In this Plan of Arrangement, unless something in the context is inconsistent therewith, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neutral genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words importing shareholders shall include members.

1.4	Statutes

A reference to a statute shall be deemed to include every regulation made pursuant thereto, all amendments to the statute or to any such regulation enforced from time to time, and any statute or regulation that supplements or supersedes such statute or any such regulation.

ARTICLE 2
GOVERNING AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

2.2	Binding Effect

The Arrangement shall be binding upon the Company, Corvus and the Securityholders on and from the Effective Time.  The Company shall have the sole discretion and authority to determine when to make the necessary filings with the Registrar to cause the Effective Date to occur.

ARTICLE 3
ARRANGEMENT

3.1	The Arrangement

Commencing at the Effective Time, the following will occur and will be deemed to occur sequentially in the following order without any further act or formality:

(a)
the Common Shares held by Dissenting Shareholders together with any and all Rights attached to such Common Shares shall be deemed to have been transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to the Company and the Dissenting Shareholders shall cease to have any rights as shareholders of the Company other than the right to be paid the fair value of their Common Shares in accordance with article 4 of this Plan of Arrangement;

(b)	the notice of articles and articles of the Company shall be amended to:

(i)	change the designation of the existing “common shares” (being the Common Shares) to “class A shares” (being the Class A Shares);

(ii)	create a new class of shares designated as “common shares” (being the New Common Shares), with an authorized capital of 500,000,000 New Common Shares; and

(iii)	consequential on the creation of the New Common Shares, attach the special rights set out in Appendix 2 to the Class A Shares;

(c)
the Company’s central securities register for the “common shares” (being the Common Shares) shall be deemed to be the central securities register for the renamed and redesignated “class A shares” (being the Class A Shares) (“Step (c)”);

(d)
Corvus will issue and be deemed to issue Corvus Common Shares to the Company pursuant to the Corvus Subscription Agreement for the issue price of CAD 14.8 million (the “Cash”) and the number of Corvus Common Shares to be issued in consideration of the Cash shall be such that the total number of issued and outstanding Corvus Shares is equal to the number of issued and outstanding Common Shares immediately prior to the Effective Time multiplied by one-half (“Step (d)”);

(e)	Corvus will pay and be deemed to pay to Raven Gold CAD 8.5 million as the issue price for one additional treasury share of Raven Gold pursuant to the Raven Subscription Agreement (“Step (e)”);

(f)	the “Closing” under the Alaska Purchase Agreement for the sale by Talon Alaska of the Spin-Off Alaska Assets to Raven Gold will occur and be deemed to occur (“Step (f)”);

(g)
the capital of the Company in respect of the Class A Shares will be reduced and deemed to be reduced pursuant to section 74 of the Act by an amount equal to the fair market value of the Corvus Common Shares and the Company will transfer and be deemed to have transferred all Corvus Common Shares held by it to the Shareholders (other than dissenting Shareholders) on the basis of one-half of one Corvus Common Share for each Common Share held by each Shareholder at the Effective Time, and the transfer of the Corvus Common Shares to the Shareholders (other than dissenting Shareholders) will be deemed to be full payment of such reduction of capital, and for greater certainty, subject to section 4.5, the Company shall be deemed not to be the holder of any Corvus Common Shares and any Corvus Common Shares held by the Company shall be cancelled and the appropriate entry shall be made in Corvus’s central securities registry (“Step (g)”);

(h)
each recipient of Corvus Common Shares transferred shall be deemed to be the holder of the number of Corvus Common Shares issued to such holder; the name of such holder shall be added to the central securities register of Corvus as the holder of the number of the Corvus Common Shares so issued to such holder;

(i)
each Class A Share issued and outstanding at the Effective Time (other than shares held by Dissenting Shareholders) will be deemed to be exchanged (without any action on the part of the holder of the Class A Shares) for one New Common Share, and no other consideration will be received or receivable therefor by any holder of the Class A Shares;

(j)
each Shareholder shall be deemed to cease to be the holder of the Class A Shares together with any and all Rights attached to such Class A Shares so exchanged, shall cease to have any rights with respect to such Class A Shares and shall be deemed to be the holder of the number of New Common Shares issued to such Shareholder; the name of such Shareholder shall be removed from the central securities register for Class A Shares in respect of the Class A Shares so exchanged and shall be added to the central securities register of the New Common Shares so issued to such Shareholder, and each holder of the Class A Shares shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to exchange such shares as described above;

(k)	the Class A Shares and any and all Rights attached to such Class A Shares shall be deemed to have been cancelled and the appropriate entry shall be made in the Company’s central securities registry;

(l)
for greater certainty, the aggregate capital of the New Common Shares for the purposes of the Act will equal the capital of the Class A Shares immediately before the exchange, after deducting the reduction in capital pursuant to Step (g) above;

(m)
for greater certainty, in accordance with the terms of the Options and the consents signed by each Optionholder, each Option will entitle the Optionholder thereof to receive (and such holder shall be deemed to accept), upon the exercise thereof, in lieu of the number of Common Shares otherwise issuable upon the exercise thereof, the same number of New Common Shares;

(n)
in accordance with the terms of the Warrants, each Warrant will entitle the holder thereof to receive (and such holder shall be deemed to accept), upon the exercise thereof, in lieu of the number of Common Shares otherwise issuable upon the exercise thereof, the number of New Common Shares and Corvus Common Shares which such holder would have been entitled to receive as a result of the Arrangement if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Common Shares to which such holder was theretofore entitled upon such exercise (“Step (n)”);

(o)
the Company will transfer and be deemed to transfer all of the shares of Talon Nevada to Corvus and in consideration Corvus will pay and be deemed to pay to the Company CAD 3 million pursuant to the Talon Nevada Purchase Agreement and the balance of the Cash, being the CAD 3.3 million Working Capital Amount, will remain the property of Corvus (“Step (o)”); and

(p)
the Company’s notice of articles and articles shall be amended to cancel the class of shares designated as “Class A Shares”, none of which will be issued and outstanding at such time in accordance with the Plan of Arrangement (“Step (p)”).

3.2	Shareholder Rights Plan

For greater certainty, the Shareholder Rights Plan shall not apply in respect of the Arrangement, the transactions contemplated thereunder or to Corvus or the Corvus Common Shares issued in connection with the Arrangement.  For greater certainty, pursuant to the terms of the Shareholder Rights Plan from and after the Effective Time, the Shareholder Rights Plan will automatically apply to the New Common Shares.

3.3	Post-Effective Time Procedures

(a)
On or as soon as practicable after the Effective Date, the Company and Corvus shall deliver or arrange to be delivered to the Depositary certificates representing the New Common Shares and the Corvus Common Shares respectively required to be issued to the Shareholders in accordance with the provisions of section 3.1 hereof, which certificates shall be held by the Depositary as agent and nominee for the Shareholders for delivery to the Shareholders in accordance with the provisions of Article 5 hereof.

(b)
Subject to the provisions of Article 5 hereof, the Shareholders shall be entitled to receive the certificates representing the New Common Shares and the Corvus Common Shares to which they are entitled pursuant to section 3.1 hereof.

3.4	Deemed Fully Paid and Non-Assessable Shares

All New Common Shares and Corvus Common Shares issued or distributed pursuant to this Plan shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the Act.

3.5	Supplementary Actions

Notwithstanding that the transaction and events set out in section 3.1 shall occur and shall be deemed to occur in the order therein set out without any act or formality, both of the Company and Corvus shall be required to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required to further document or evidence any of the transactions or events set out in sections 3.1, 3.2, 3.3 and 3.4 including without limitation, any resolutions of directors authorizing the issue, exchange, transfer, redemption or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares and any receipt therefore, any promissory notes and receipts therefore, any necessary addition to or deletions from share registers or other registries.

ARTICLE 4
RIGHTS OF DISSENT

4.1	Rights of Dissent

(a)	Holders of Common Shares may exercise rights of dissent in connection with the Arrangement with respect to their Common Shares pursuant to and in the manner set forth in Part 8 – Division 2 of the Act as modified by the Interim Order and this section 4.1 (the “Dissent Rights”), provided that, notwithstanding subsection 242 of the Act, the written objection contemplated by subsection 242(2) of the Act must be received by the Company not later than 4:00 p.m. (Vancouver time) on the date which is two Business Days immediately preceding the Meeting.

(b)
Holders of Common Shares who duly exercise Dissent Rights and who are ultimately entitled to be paid fair value for their Common Shares shall be deemed to have irrevocably transferred their Common Shares to the Company immediately prior to the Effective Time, without any further authorization, act or formality and free and clear of all liens, charges, claims and encumbrances and thereupon such Common Shares will be, and will be deemed to be, cancelled and the former holders of such Common Shares shall cease to have any rights as former holders of Common Shares other than their right to be paid fair value for their Common Shares.

(c)
Shareholders who exercise, or purport to exercise, Dissent Rights, and who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Common Shares, shall be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholder as at and from the Effective Time and shall receive, and be entitled to receive, only the consideration for each Common Share on the basis set forth in Article 3.

4.2	Holders

In no circumstances shall the Company, Corvus or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of the Common Shares in respect of which such Dissent Rights are sought to be exercised, or is a beneficial holder of such Common Shares and complies with the dissent procedures set forth in Division 2 – Part 8 of the Act as may be modified by the Interim Order.

4.3	Recognition of Dissenting Shareholders

Neither the Company, Corvus nor any other Person shall be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Common Shares at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the register of holders of Common Shares maintained by or on behalf of the Company.

4.4	Dissent Right Availability

A Shareholder is not entitled to exercise Dissent Rights with respect to Common Shares if such holder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, her or its proxyholder, to vote) or in the case of a beneficial holder caused, or is deemed to have caused, the registered shareholder to vote, in favour of the Arrangement at the Meeting.

4.5	Reservation of Corvus Common Shares

If a Shareholder exercises the Dissent Right, the Company shall on the Effective Date set aside and not distribute that portion of Corvus Common Shares, which are attributable to the Class A Shares for which Dissent Rights have been exercised.  If a Shareholder exercises the Dissent Right, but, does not properly comply with the dissent procedures or, subsequent to giving his or her notice of dissent, acts inconsistently with such dissent, then the Company shall distribute to such Shareholder his or her pro rata portion of the Corvus Common Shares.  If a Shareholder duly complies with the dissent procedures, then the Company shall retain the portion of Corvus Common Shares attributable to such Shareholder (the “Non-Distributed Shares”), and the Non-Distributed Shares will be dealt with as determined by the board of directors of the Company in its discretion, in which case the Non-Distributed Shares will not be cancelled pursuant to section 3.1(g).

ARTICLE 5
CERTIFICATES AND DOCUMENTATION

5.1	Delivery of New Common Shares and Corvus Common Shares

(a)
Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares which were exchanged for New Common Shares in accordance with section 3.1 hereof, together with such other documents and instruments as would have been required to effect the transfer of the Common Shares formerly represented by such certificate under the Act and the articles of the Company and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the New Common Shares and a certificate representing the Corvus Common Shares which such holder is entitled to receive in accordance with section 3.3 hereof.

(b)
After the Effective Time and until surrendered for cancellation as contemplated by paragraph 6.1(a) hereof, each certificate which immediately prior to the Effective Time represented one or more Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the New Common Shares and a certificate representing the Corvus Common Shares which the holder of such certificate is entitled to receive in accordance with paragraph 5.1(a) hereof.

5.2	Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares which were exchanged for New Common Shares in accordance with section 3.1 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate a certificate representing the New Common Shares and a certificate representing the Corvus Common Shares which such holder is entitled to receive in accordance with section 3.3 hereof.  When requesting such delivery of a certificate representing the New Common Shares and a certificate representing the Corvus Common Shares which such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such New Common Shares and a certificate representing such Corvus Common Shares is to be delivered shall, as a condition precedent to the delivery of a certificate representing such New Common Shares and a certificate representing such Corvus Common Shares, give a bond satisfactory to the Company, Corvus and the Depositary in such amount as the Company, Corvus and the Depositary may direct, or otherwise indemnify the Company, Corvus and the Depositary in a manner satisfactory to the Company, Corvus and the Depositary against any claim that may be made against the Company, Corvus or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles of the Company.

5.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to the New Common Shares or the Corvus Common Shares with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Common Shares unless and until the holder of such certificate shall have complied with the provisions of section 5.1 or section 5.2 hereof.  Subject to applicable law and to section 5.4 hereof, at the time of such compliance there shall, in addition to the delivery of a certificate representing the New Common Shares and a certificate representing the Corvus Common Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date on or after the Effective Date theretofore paid or made with respect to such New Common Shares or Corvus Common Shares.

5.4	Withholding Rights

The Company, Corvus and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any holder of New Common Shares or Corvus Common Shares such amounts as the Company, Corvus or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act and the regulations thereunder, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

5.5	No Fractional Shares

No fractional New Common Shares or Corvus Common Shares will be issued or distributed to Shareholders pursuant to the Arrangement or upon the exercise of Warrants after the Effective Date and the number of New Common Shares and Corvus Common Shares to which each

Shareholder is entitled will be rounded down to the next whole number and no payment will be made in respect of such a fractional share and such fractional share shall be cancelled.

5.6	Class A Share Certificates

Recognizing that the Common Shares of the Company will be redesignated as the “Class A Shares” and that they will be cancelled upon the exchange of the Class A Shares for the New Common Shares, the Company will not issue any new share certificates reflecting the re-designation of Common Shares as Class A Shares.

ARTICLE 6
AMENDMENT

6.1	Amendment

(a)
The Company reserves the right to amend, vary and/or supplement this Plan of Arrangement at any time from time to time, whether before or after the Interim Order or the Final Order, provided that any amendment, variation, or supplement must be contained in a written document which is filed with the Court and, if made following the Meeting, approved by the Court and communicated to any Persons if and in the manner required by the Court;

(b)
any amendment, variation or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to or at the Meeting without any other prior notice or communication and, if so proposed and accepted by the Persons voting at the Meeting, will become part of this Plan of Arrangement for all purposes;

(c)
any amendment, variation or supplement to this Plan of Arrangement which is approved or directed by the Court following the Meeting will be effective only if it is consented to by the Company and Corvus;

(d)
any amendment, variation or supplement to this Plan of Arrangement may be made following the Effective Time on the Effective Date unilaterally by the Company, provided that it concerns a matter which, in the reasonable opinion of Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of shares of the Company or Corvus; and

(e)	this Plan of Arrangement may be withdrawn by the Company prior to the Effective Time.

6.2	Termination

Notwithstanding any prior approvals by the Court or by Shareholders, the board of directors of the Company may decide in their sole discretion not to proceed with the Arrangement and to revoke the Arrangement resolution adopted at the Meeting at any time prior to the Effective Time, without further approval of the Court or the Shareholders.

APPENDIX 1 TO THE PLAN OF ARRANGEMENT

Transferred Assets

1.	the Spin-Off Alaska Assets; and

2.	all of the issued and outstanding shares of Talon Nevada.

APPENDIX 2 TO THE PLAN OF ARRANGEMENT

Class A Share Special Rights

The Class A Shares shall have attached thereto the following special rights:

Dividends

The holders of the Class A Shares shall in each year in the discretion of the board of directors of the Company (the “Directors”) be entitled to receive out of any or all profits or surplus available for dividends, as and when declared by the Directors, non-cumulative dividends in an amount or rate determined by the Directors at their sole discretion.  Notwithstanding any other provision of these Articles, dividends may be declared and paid at any time upon the Class A Shares to the exclusion of all or any other classes or class of shares or may be declared and paid upon all or any other classes or class of shares to the exclusion of the Class A Shares.